Exhibit 99.1

NEWS RELEASE
LOEWS CORPORATION REPORTS NET INCOME OF $457 MILLION
FOR THE FIRST QUARTER OF 2024

New York, NY, May 6, 2024: Loews Corporation (NYSE: L) today released its first quarter 2024 financial results.

First Quarter 2024 highlights:
Loews Corporation reported net income of $457 million, or $2.05 per share, in the first quarter of 2024, which represents a 22% increase over $375 million, or $1.61 per share, in the first quarter of 2023. The following are the highlights:

•CNA Financial Corporation’s (NYSE: CNA) net income attributable to Loews improved year-over-year due to higher net investment income and favorable net prior year loss reserve development, partially offset by higher net catastrophe losses.
•Boardwalk Pipelines’ results improved year-over-year due to higher revenues from re-contracting at higher rates and recently completed growth projects.
•Parent company investment returns improved year-over-year driven by higher returns on equity securities.
•Book value per share, excluding AOCI, increased to $83.68 as of March 31, 2024, from $81.92 as of December 31, 2023 due to strong operating results in the first quarter 2024.
•As of March 31, 2024, the parent company had $3.2 billion of cash and investments and $1.8 billion of debt.
•Loews Corporation repurchased 0.9 million shares of its common stock for a total cost of $67 million since December 31, 2023.

CEO commentary:
“Loews had an exceptional quarter driven by stellar results at CNA and Boardwalk. CNA continues to experience strong profitable growth, reporting its highest ever first quarter core income.”
–James S. Tisch, President and CEO, Loews Corporation

Consolidated highlights:

	Three Months Ended March 31,
(In millions)	2024	2023
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$310	$268
Boardwalk Pipelines	121	86
Loews Hotels & Co	16	24
Corporate	10	(3)
Net income attributable to Loews Corporation	$457	$375

	March 31, 2024	December 31, 2023

Book value per share	$72.87	$70.69
Book value per share excluding AOCI	83.68	81.92

Three months ended March 31, 2024 compared to 2023

CNA:
•Net income attributable to Loews Corporation improved 16% to $310 million from $268 million.
•Core income increased 9% to $355 million from $325 million.
•Net investment income increased due to favorable returns from limited partnerships and common stock as well as higher income from fixed income securities as a result of favorable reinvestment rates.
•Net written premiums grew by 6% driven by strong retention and new business. Net earned premiums grew by 9%.
•Property and Casualty underwriting income decreased slightly due to higher net catastrophe losses, partially offset by favorable net prior year loss reserve development.
•Property and Casualty combined ratio was 94.6% compared to 93.9% in the first quarter of 2023 due to a 1.4 point increase in catastrophe losses, partially offset by favorable prior period development. The Property and Casualty underlying combined ratio was 91.0% compared to 90.8% in the first quarter of 2023.
•Net income was positively impacted by lower investment losses driven by the favorable change in fair value of non-redeemable preferred stock.

Boardwalk:
•Net income increased 41% to $121 million compared to $86 million.
•EBITDA increased 20% to $307 million compared to $256 million.
•Net income and EBITDA improved due to higher transportation revenues from re-contracting at higher rates and recently completed growth projects, increased storage and parking and lending revenues, and the impact of the Bayou Ethane acquisition.

Loews Hotels:
•Net income of $16 million compared to $24 million.
•Adjusted EBITDA of $80 million compared to $86 million.
•Lower equity income from joint ventures was driven by decreased occupancy rates in Orlando.
•Net income was also impacted by higher depreciation and pre-opening expenses due to the opening of the Loews Arlington Hotel and Convention Center.

Corporate & Other:
•Net income of $10 million compared to a net loss of $3 million.
•The increase in results is primarily due to higher investment income from parent company equity securities.

Share Purchases:
•On March 31, 2024, there were 222.1 million shares of Loews common stock outstanding.
•Loews Corporation repurchased 0.9 million shares of its common stock for a total cost of $67 million since December 31, 2023.
•Depending on market conditions, Loews may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market, in privately negotiated transactions or otherwise.

Reconciliation of GAAP Measures to Non-GAAP Measures

This news release contains financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes core income, Boardwalk utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”), and Loews Hotels utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on pages 6 and 7 of this release.

Earnings Remarks and Conference Calls

For Loews Corporation

–Today, May 6, 2024, earnings remarks will be available on our website.
–Remarks will include commentary from Loews’s president and chief executive officer and chief financial officer.

For CNA

–Today, May 6, 2024, CNA will host an earnings call at 9:00 a.m. ET.
–A live webcast will be available via the Investor Relations section of CNA’s website at www.cna.com.
–To participate by phone, dial 1-844-481-2830 (USA toll-free) or +1-412-317-1850 (International).

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.

Forward-Looking Statements

Statements contained in this news release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company’s overall business and financial performance, can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this news release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Investor relations and media relations contact:

Chris Nugent
1-212-521-2403

Loews Corporation and Subsidiaries
Selected Financial Information

	Three Months Ended March 31,
(In millions)	2024	2023
Revenues:
CNA Financial (a)	$3,444	$3,152
Boardwalk Pipelines	517	397
Loews Hotels & Co	216	192
Corporate investment income, net	54	42
Total	$4,231	$3,783
Income (Loss) Before Income Tax:
CNA Financial (a)	$427	$371
Boardwalk Pipelines	162	116
Loews Hotels & Co	28	34
Corporate:
Investment income, net	54	42
Other (b)	(42)	(44)
Total	$629	$519
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$310	$268
Boardwalk Pipelines	121	86
Loews Hotels & Co	16	24
Corporate:
Investment income, net	43	33
Other (b)	(33)	(36)
Net income attributable to Loews Corporation	$457	$375

(a)The three months ended March 31, 2024 and 2023 include net investment losses of $22 million and $35 million ($16 million and $25 million after tax and noncontrolling interests).
(b)Consists of parent company interest expense, corporate expenses and the equity income (loss) of Altium Packaging.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	Three Months Ended March 31,
(In millions, except per share data)	2024	2023
Revenues:
Insurance premiums	$2,441	$2,248
Net investment income	669	569
Investment losses	(22)	(35)
Operating revenues and other	1,143	1,001
Total	4,231	3,783

Expenses:
Insurance claims and policyholders’ benefits	1,807	1,653
Operating expenses and other	1,795	1,611
Total	3,602	3,264

Income before income tax	629	519
Income tax expense	(144)	(115)
Net income	485	404
Amounts attributable to noncontrolling interests	(28)	(29)
Net income attributable to Loews Corporation	$457	$375

Net income per share attributable to Loews Corporation	$2.05	$1.61

Weighted average number of shares	222.78	233.62

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:

CNA Financial Corporation

Core income is calculated by excluding from CNA’s net income attributable to Loews Corporation the after-tax effects of investment gains (losses) and the effects of noncontrolling interests. The calculation of core income excludes investment gains (losses) because these are generally driven by economic factors that are not necessarily reflective of CNA’s primary operations. The following table presents a reconciliation of CNA net income attributable to Loews Corporation to core income:

	Three Months Ended March 31,
(In millions)	2024	2023
CNA net income attributable to Loews Corporation	$310	$268
Investment losses	17	28
Noncontrolling interests	28	29
Core income	$355	$325

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk net income attributable to Loews Corporation to its EBITDA:

	Three Months Ended March 31,
(In millions)	2024	2023
Boardwalk net income attributable to Loews Corporation	$121	$86
Interest, net	39	39
Income tax expense	41	30
Depreciation and amortization	106	101
EBITDA	$307	$256

Loews Hotels & Co

Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, state and local government development grants, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	Three Months Ended March 31,
(In millions)	2024	2023
Loews Hotels & Co net income attributable to Loews Corporation	$16	$24
Interest, net	5	6
Income tax expense	12	10
Depreciation and amortization	21	16
EBITDA	54	56
Noncontrolling interest share of EBITDA adjustments	(2)
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(27)	(31)
Pro rata Adjusted EBITDA of equity method investments	56	62
Consolidation adjustments	(1)	(1)
Adjusted EBITDA	$80	$86

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	Three Months Ended March 31,
(In millions)	2024	2023
Loews Hotels & Co’s equity method income	$27	$31
Pro rata share of equity method investments:
Interest, net	10	12
Income tax expense
Depreciation and amortization	12	13
Distributions in excess of basis	7	6
Pro rata Adjusted EBITDA of equity method investments	$56	$62